EXHIBIT 10.3

GENERAL RELEASE AGREEMENT

This General Release Agreement is made and entered into as by The Stockholders of and LCP, Inc., Lederma Inc., Jonathan Ledesma, Glenn Ledesma, Aerial Holdings, Inc. and The Andalusian Trust, on the one hand, and Arnold Sock, Kalex Corp. and Intelecon Inc., on the other hand, and between any and all parties not mentioned but party to the attached Agreements, as defined in paragraph A of the Recitals below, (herein called the "Parties").

RECITALS

A. Certain contracts and agreements were entered into by the Parties regarding acquisition of intellectual property and other rights and assets. These contracts include the attached documents: an Acquisition Agreement, and a Share Exchange Agreement (herein called the "Agreements ").

B. Based on the non-performance of the Agreements by certain Parties, all Parties agree to release all other Parties from their respective obligations under these agreements.

C. Based on the aforementioned non-performance of the Agreements by all Parties, all Parties agree to full restitution of everything given under the Agreements to, by and from all Parties.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. General Release. All Parties agree to release all other Parties from their obligations under the Agreements, effective immediately

2. Full Restitution. All Parties agree to full restitution of anything given or exchanged as a result of or arising from the Agreements. All Parties will give back any property, assets or rights gained as a result of or arising from the Agreements to the other Parties.

3. Indemnification. All Parties acknowledge agree to indemnify, hold harmless, all other Parties against any and all claims or liabilities that may be asserted by any of the Parties as a result of the Agreements.

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4. Nonadmission of Liability. The Parties acknowledge that the foregoing consideration does not constitute an admission of liability, express or implied, on the part of any of the Parties.

5. No Pending Litigation. The Parties hereby represent that there is no pending action filed in any court of law against the other Parties in connection with the Agreements.

6. General Release.

The Parties (for themselves, their corporations, their agents, administrators, executors, and assigns) do hereby forever release, waive, discharge and covenant not to sue the other Parties, current or former predecessors, successors, parent entities, owners, subsidiaries, officers, directors, partners, trustees, shareholders, attorneys, insurers and reinsurers, employees or former employees, representatives, agents and assigns, with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys' fees, costs, damages and liabilities of any nature, type and description, known or unknown, arising out of any fact or matter in any way connected with the Agreements.

This release will apply to all known, unknown, suspected, unsuspected, anticipated, and unanticipated claims, liens, injuries and damages including, but not limited to, claims arising out of or relating to the Agreements.

(a) The Parties understand and for valuable consideration hereby expressly waives all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7. Voluntary Agreement/Consultation with Legal Counsel. Each of the Parties expressly declares and represents that he/it has read and understood the meaning of the terms and conditions contained in this Agreement, and that such party has consulted with legal counsel prior to executing this Agreement. Each of the Parties further declares and represents that he/it fully understand the content and effect of this General Release Agreement and that such party approves and accepts the terms and conditions contained herein, and that this Release Agreement is executed freely and voluntarily without coercion and with approval of counsel.

8. Attorneys' Fees. The Parties agree that if any action is brought to enforce the terms, conditions and provisions of this General Release Agreement the prevailing party will be entitled to all reasonable costs and attorneys' fees incurred in enforcing any of the terms, conditions and provisions hereof except as prohibited under applicable law

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9. Severability. If any provision or provisions of this General Release Agreement will be held invalid, illegal or unenforceable, the validity, legality and/or enforceability of the remaining provisions will not in any way be affected or impaired thereby. If any terms or sections of this General Release Agreement are determined to be unenforceable, they will be modified so that the unenforceable term or section is enforceable to the greatest extent possible.

10. Successors and Assigns. This General Release Agreement shall be binding upon and inure to the benefit of, as applicable, the respective heirs, assigns, executors, administrators, successors, subsidiaries, divisions, affiliated and parent corporations, related entities, trustees, directors, officers, shareholders, agents and employees, past and present, of the Parties.

11. California Law. This General Release Agreement will be governed by and construed under the laws of the State of California without reference to principals of choice of law thereof.

12. Entire Agreement. This General Release Agreement is the entire General Release Agreement between the Parties.

13. Modification of Agreement. No modification or waiver of any provision of this General Release Agreement will be valid unless in writing and signed by all Parties.

14. Counterparts/By Facsimile/PDF. This General Release Agreement may be executed in counterparts by facsimile copy/PDF, each of which will be deemed an original, and all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates listed below.

The Stockholders of LCP, Inc. and LCP, Inc.

By:	/s/ Richard L. Johnson, Esq.
Dated:	November 5, 2015

Lederama Inc.

By:	/s/ Glenn Ledesma
Dated:	November 5, 2015

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Jonathan Ledesma

By:	/s/ Jonathan Ledesma
Dated:	November 5, 2015

Glenn Ledesma

By:	/s/ Glenn Ledesma
Dated:	November 5, 2015

Aerial Holdings, Inc.

By:	/s/ Jonathan Jenrette-Ledesma
Dated:	November 5, 2015

The Andalusian Trust

By:	/s/ Glenn Ledesma
Dated:	November 5, 2015

Arnold Stock

By:	/s/ Arnold Sock
Dated:	November 5, 2015

Kalex Corp.

By:	/s/ Edward Vakser
Dated:	November 5, 2015

Intelecon Inc

By:	/s/ Edward Vakser
Dated:	November 5, 2015

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